UNITED STATES

SECURITIES and EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

March 27, 2007

Tengasco, Inc.
(Exact Name of Registrant as specified in its charter)

Commission File Number 0-20975

Tennessee	87-0267438
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

10215 Technology Drive N.W., Suite 301, Knoxville, Tennessee 37932
(Address of Principal Executive Office

(865) 675-1554
(Registrant's Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02           Departure of Directors or Principal Officers; Election of Directors;

Appointment of Principal Officers

Effective as of March 27, 2007, Clarke H. Bailey resigned as a Director of the Company for personal reasons. Mr. Bailey was the Chairman of the Audit Committee of the Company’s Board of Directors and the Board had determined that Mr. Bailey was the financial expert of the Audit Committee as defined by applicable Securities and Exchange Commission regulations.

On March 27, 2007, Matthew K. Behrent was elected to the Board of Directors and was appointed to replace Clarke H. Bailey as Chairman of the Audit Committee, as well as its designated financial expert.

Matthew K. Behrent is 36 years old. Since June 2005 he has been the Senior Vice President and Chief Acquisitions Officer at Glenayre Technologies, Inc. (NasdaqNM:GEMS), a company engaged in the manufacture and distribution of CD's and DVD's primarily for Universal Music. Before joining Glenayre Technologies, Mr. Behrent was an investment banker, working as a Vice President at Revolution Partners, a technology focused investment bank in Boston, from March 2004 until June 2005 and as an associate in Credit Suisse First Boston Corporation's technology mergers and acquisitions group from June 2000 until January 2003. From June 1998 to May 2000, Mr. Behrent practiced law with Cleary, Gottlieb, Steen & Hamilton in New York, advising financial sponsors and corporate clients in connection with financings and mergers and acquisitions transactions. Mr. Behrent received his J.D. from Stanford Law School in 1997, and his B.A. in Political Science and Political Theory from Hampshire College in 1992.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

17.1	Letter of resignation of Clarke H. Bailey dated March 27, 2007

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: March 27, 2007

Tengasco, Inc.

By: s/Jeffrey R. Bailey
Jeffrey R. Bailey,
Chief Executive Officer